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                                                                      Exhibit 14
                                                                      ----------


                         CERTIFICATE OF DESIGNATION OF
                  SERIES A SENIOR CONVERTIBLE PREFERRED STOCK
                       OF ALLIED WASTE INDUSTRIES, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

          We, Thomas H. Van Weelden and Steven M. Helm, Chairman of the Board of Directors, President and Chief Executive Officer, and Vice President-Legal and Secretary, respectively, of Allied Waste Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, the Board of Directors on July 27, 1999 adopted the following resolution creating a series of 1,000,000 shares of Preferred Stock, par value $.10 per share, designated as Series A Senior Convertible Preferred Stock:

          NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock, par value $.10 per share, of the Corporation be and it hereby is created, and that the designation and amount and relative rights, limitations and preferences thereof are as follows:

     1. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

     "Accrual Rate" means, with respect to any Dividend Period,

     (a) with respect to dividends accruing prior to the earlier of the date the Stockholder Approval is obtained and the tenth anniversary of the Issue Date, (i) 6.5% of the Liquidation Preference per annum during the first six months following the Issue Date and (ii) thereafter, 6.5% of the
     Liquidation Preference as of the first day of such Dividend Period per annum plus an additional 1% of the Liquidation Preference as of the first day of such Dividend Period per annum for each consecutive, non-overlapping complete six calendar month period after the Issue Date until the Stockholder Approval is obtained;
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     (b) with respect to dividends accruing on or after the date the Stockholder
     Approval has been obtained and on or before the tenth anniversary of the Issue Date, 6.5% of the Liquidation Preference as of the first day of such Dividend Period per annum; or

     (c) with respect to dividends accruing after the tenth anniversary of the Issue Date, 12% of the Liquidation Preference as of the first day of such Dividend Period per annum;

provided, however, that the Accrual Rate for any Divided Period shall not exceed 12% of the Liquidation Preference as of the first day of such Dividend Period per annum.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Allied Waste N.A." means Allied Waste North America, Inc., a Delaware corporation and wholly owned Subsidiary of the Corporation.

     "Apollo" means Apollo Management IV, L.P. and its Related Persons.

     "Blackstone" means Blackstone Capital Partners III Merchant Banking Fund, L.P. and its Related Persons.

     "Business Day" means any day other than a Saturday, a Sunday or a day when commercial banks in The City of New York are authorized by law, rule or regulation to be closed.

     "Board of Directors" means the Board of Directors of the Corporation.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Change of Control" shall be deemed to have occurred in the event that, after the date hereof,

                                      -2-
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          (a) any Person or any Persons (other than Apollo, Blackstone or their respective Affiliates and Related Persons) acting together that would constitute a "group" (a "Group," which term also includes each member thereof) for purposes of Section 13(d) under the Exchange Act or any successor provision, together with any Affiliates thereof (other than any employee stock option plan), shall beneficially own (within the meaning of Rule 13d-3 of the Exchange Act or any successor provision) 50% or more of the total voting power of all classes of Voting Stock of the Corporation;

          (b) a majority of the seats (other than vacant seats) on the Board of Directors shall at any time be occupied by Persons (other than nominees of Blackstone or Apollo or their respective Affiliates) who were neither nominated by the Board of Directors nor appointed by directors so nominated;

          (c) Allied Waste N.A. (or its successor) ceases to be a Subsidiary of the Corporation unless substantially all of the assets previously owned by Allied Waste N.A. are otherwise owned directly or indirectly by the Corporation; or

          (d) the sale, transfer or lease by the Corporation (on a consolidated basis) or Allied Waste N.A. and its Subsidiaries (on a consolidated basis) of all or substantially all of its assets unless after such sale, transfer or lease substantially all of the assets owned prior to such sale, transfer or lease continue to be owned directly or indirectly by the Corporation.

     "Change of Control Offer" means an offer to purchase all of the shares of Preferred Stock outstanding pursuant to paragraph 8 below at a per share purchase price equal to the Change of Control Price.

     "Change of Control Payment Date" means a business day, as specified in a notice given pursuant to paragraph 8, no earlier than 30 days nor later than 45 days from the date the Change of Control Offer is commenced.

     "Change of Control Price" means 101% of the sum of (a) the Liquidation Preference plus (b) dividends accrued on a share of Preferred Stock for the period from the most recent Dividend Payment Date through but excluding the Change of Control Payment Date.

     "Common Equivalent Rate" means, with respect to any Dividend Period, (i) the product of (a) four, and (b) the amount of dividends that the holder of one share of Preferred Stock would have been entitled to receive if such holder had converted (assuming the Stockholder Approval had been obtained) such share into shares of Common Stock on the first day of such Dividend Period, divided

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by (ii) the Liquidation Preference of a share of Preferred Stock on the first day of such Dividend Period.

     "Common Stock " means, with respect to any Person, Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any other shares of Capital Stock of such Person. Except as otherwise expressly provided or unless the context otherwise requires, references to "Common Stock" shall mean the Common Stock of the Corporation.

     "Conversion Date" shall have the meaning set forth in subparagraph 5(c) below.

     "Conversion Price" means the price per share of Common Stock or Unit used to determine the number of shares of Common Stock or Units deliverable upon conversion of a share of the Preferred Stock, which price shall initially be $18.00 per share, subject to adjustment in accordance with the provisions of paragraph 5 below.

     "Current Market Price" at any date, means (in each case as adjusted for any stock dividend, split, combination or reclassification that took effect during the Measurement Period);

          (a) if the Common Stock is publicly traded on any national securities exchange, the average of the daily closing prices per share of Common Stock during the Measurement Period (as reported (absent manifest error) in The Wall Street Journal);

          (b) if the Common Stock is not publicly traded on any national securities exchange, but traded over-the-counter, the average of the daily closing reported bid and asked prices of the Common Stock during the Measurement Period, as reported by Nasdaq or any comparable system (or if not so reported by Nasdaq or any comparable system, as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose); or

          (c) if the Common Stock is not traded in such manner that the quotations referred to above are available for the Measurement Period, Current Market Price shall be deemed to be the fair market value as determined in good faith by the Board of Directors.

     "Dividend Payment Date" means March 31, June 30, September 30 and December 31 of each year.

     "Dividend Period" means (a) with respect to the first dividend period, the period beginning on and including the Issue Date and ending on and excluding the first Dividend Payment Date and

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(b) thereafter, each quarterly period beginning on and excluding a Dividend
Payment Date and ending on and including the next succeeding Dividend Payment Date.

     "Exchange Act" means the Securities Exchange Act of 1934 (or any successor statute), as it may be amended from time to time.

     "Excluded Stock" means shares of Common Stock issued or reserved for issuance by the Corporation (a) as a stock dividend payable in shares of Common Stock, (b) upon any subdivision or split-up of the outstanding shares of Common Stock, (c) upon conversion of shares of Preferred Stock or Junior Preferred Stock, (d) pursuant to bona fide employee benefit plans or (e) in a transaction that is addressed in subparagraph 5(e) (other than clause (i) of subparagraph 5(e)).

     "Issue Date" means the date that shares of Preferred Stock are first issued by the Corporation.

     "Junior Preferred Stock" means the Series B Junior Preferred Stock, par value $.10 per share, of the Corporation.

     "Junior Stock" means any class or series of stock of the Corporation not entitled to receive any dividends and/or any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Preferred Stock shall have received the entire amount to which such stock is entitled (including, without limitation, the Junior Preferred Stock).

     "Liquidation Preference" means, on any date, the sum of (a) $1,000 per share of Preferred Stock, plus (b) accrued and unpaid dividends that were added to the Liquidation Preference prior to such date in accordance with subparagraph 2(c) below.

     "Measurement Period" means, as of any date, the thirty consecutive trading days ending fifteen trading days before such date.

     "Normal Cash Dividend" means a cash dividend on the Common Stock; provided that the per share amount of such dividend, together with the aggregate per share amount of all cash dividends and distributions on the Common Stock paid or declared in the 365 day period ending on the date such dividend is declared does not exceed 5% of the Current Market Price of the Common Stock on the date such dividend is declared.

     "Parity Stock" means any other class or series of stock of the Corporation entitled to receive payment of dividends and/or assets upon the liquidation, dissolution or winding up of the affairs of the Corporation, in either case on a parity with the Preferred Stock.

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     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Record Date" means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15.

     "Redemption Agent" means a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, having capital, surplus and undivided profits aggregating at least One Hundred Million Dollars, appointed by the Corporation to act as agent to redeem the Preferred Stock.

     "Redemption Date" means the date fixed for redemption of the Preferred Stock pursuant to subparagraph 4(b) below or, if the Corporation shall default in the payment of the Redemption Price on such date, the date the Corporation actually makes such payment

     "Redemption Price" means the sum of (a) the Liquidation Preference on the Redemption Date plus (b) dividends accrued and unpaid on a share of Preferred Stock for the period from the most recent Dividend Payment Date through the Redemption Date.

     "Related Person" has the meaning ascribed to such term in the Shareholders Agreement.

     "Senior Stock" means any class or series of stock of the Corporation ranking senior to the Preferred Stock in respect of the right to receive dividends and/or assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     "Shareholders Agreement" means the Second Amended and Restated Shareholders Agreement, dated as of the Issue Date, by and among the Corporation and the stockholders of the Corporation named therein, as it may be amended from time to time in accordance with the provisions thereof.

     "Stockholder Approval" means approval of the conversion of the Preferred Stock into shares of Common Stock by holders of a majority of the shares of the capital stock of the Corporation voting thereon (at a meeting at which a quorum is present).

     "Subsidiary" means (a) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by the Corporation, or by one or more Subsidiaries, or by the Corporation and one or more Subsidiaries, (b) a partnership of which the Corporation, or one or more other Subsidiaries, or the Corporation and one or more Subsidiaries,

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directly or indirectly, is the general partner and has the power to direct the policies, management and affairs or (c) any other Person (other than a corporation) in which the Corporation, or one or more Subsidiaries, or the Corporation and one or more Subsidiaries, directly or indirectly, has at least a majority ownership interest and power to direct to policies, management and affairs thereof.

     "Trigger Date" means the fifth anniversary of the Issue Date.

     "Units" means one or more units of 1/10,000 of a share of Junior Preferred Stock.

     "Voting Stock" means, with respect to any Person, Capital Stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     2. Dividends. (a) The holders of Preferred Stock shall be entitled to receive cash dividends, out of funds legally available for that purpose, in the amounts set forth below. Such dividends shall be cumulative from the Issue Date and shall be payable in arrears, when, as and if declared by the Board of Directors, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issue Date; provided, that if any such payment date is not a Business Day then such dividend shall be payable on the next Business Day.

          (b) Dividends shall accrue on the Liquidation Preference on a daily basis and be payable in respect of each Dividend Period, at an annual rate (with compounding quarterly as of each Dividend Payment Date) equal to the greater of
(i) the Common Equivalent Rate and (ii) the Accrual Rate; provided, that dividends accruing on or after the Trigger Date that are not paid in cash on the applicable Dividend Payment Date shall accrue with respect to the Dividend Period ending on such Dividend Payment Date at an annual rate equal to the greater of (i) the Common Equivalent Rate and (ii) 12% of the Liquidation Preference as of the first day of such Dividend Period.

          (c) Dividends shall be paid to the holders of record of the Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. Dividends on account of arrears for any particular Dividend Period in which dividends were not paid in cash on the Dividend Payment Date applicable to such Dividend Period shall be added to the Liquidation Preference on the relevant Dividend Payment Date and may no longer be declared or paid as dividends in cash.

          (d) If full cash dividends are not paid or made available to the holders of all outstanding shares of Preferred Stock on the applicable Dividend Payment Date, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts

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to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Preferred Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Preferred Stock shall be added to the Liquidation Preference as provided in subparagraph 2(c) above.

          (e) The Corporation shall not (i) declare or pay any dividend or make any distribution on any Junior Stock, whether in cash, property or otherwise (other than dividends (x) payable in shares (or options, warrants or rights to acquire shares) of the class or series upon which such dividends are declared or paid or (y) in the case of Junior Stock other than Common Stock, payable in shares (or options, warrants or rights to acquire shares) of Common Stock, in each case, together with cash in lieu of fractional shares) or (ii) purchase or redeem, or permit any Subsidiary to purchase or redeem any Junior Stock, or pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Preferred Stock shall have been entitled for the Dividend Period immediately preceding such action (or, if such action occurs on a Dividend Payment Date, for the Dividend Period ending on such Dividend Payment Date) shall have been paid in cash on the applicable Dividend Payment Date.

          (f) If the Company is required by a "determination" (as defined below) to pay any United States federal income tax (a "Tax Payment") in respect of any addition to the Liquidation Preference as a result of subparagraph 2(c) with respect to a record holder of the Preferred Stock, the Company may withhold such Tax Payment (but not any interest factor, penalty, or addition thereto) from a subsequent cash dividend to such record holder (in addition to any required withholdings of United States federal income tax on such cash dividend). For avoidance of doubt, the Company shall not be entitled to withhold any Tax Payment if the record holder of the Preferred Stock at the time of any required Tax Payment is not the record holder at the time of any subsequent cash dividend. A "determination" shall mean a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final, a closing agreement entered into under Section 7121 (or any successor to such Section) of the Internal Revenue Code of 1986, as amended, or any other settlement agreement entered into in connection with an administrative or judicial proceeding.

     3. Distributions Upon Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Preferred Stock shall be entitled to be paid, to the extent possible in cash, the greater of (a) the Liquidation Preference, together with dividends accrued thereon with respect to the period from the most recent Dividend Payment Date through and excluding the date of determination, and (b) the amount that would be payable to the holders of the Preferred Stock if such holders had converted (assuming the

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Stockholder Approval had been obtained) all outstanding shares of Preferred
Stock into shares of Common Stock immediately prior to such liquidation, dissolution or other winding up. If such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3.

     4. Redemption by the Corporation. (a) The Corporation shall not have the right to redeem the Preferred Stock prior to the later of (i) the third anniversary of the Issue Date and (ii) receipt of the Stockholder Approval. Thereafter, the Corporation shall have the right to redeem the Preferred Stock, in whole but not in part, at the Redemption Price; provided that, if such redemption is to be effected prior to the Trigger Date, the Corporation shall not have such right unless the Current Market Price on the day before the date of notice of the Corporation's intent to redeem the Preferred Stock (the "Redemption Notice") exceeds 150% of the Conversion Price as then in effect.

          (b) A Redemption Notice shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the Preferred Stock at their respective addresses as they shall appear on the records of the Corporation, not less than thirty days nor more than sixty days prior to the Redemption Date (i) notifying such holders of the election of the Corporation to redeem such shares and of the date of redemption, (ii) stating the date on which the shares cease to be convertible and the Conversion Price,
(iii) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price to be paid therefor, and (iv) stating the name and address of the Redemption Agent, and the name and address of the Corporation's transfer agent for the Preferred Stock.

          (c) The Corporation shall appoint one or more Redemption Agents. Following such appointment and prior to any redemption, the Corporation shall deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause the Redemption Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds

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necessary for the redemption shall be deposited with the Redemption Agent in trust at least one business day prior to the Redemption Date, for the pro rata benefit of the holders of the Preferred Stock, so as to be and continue to be available therefor. Neither failure to mail any such Redemption Notice to one or more such holders nor any defect in any Redemption Notice shall affect the sufficiency of the proceedings for redemption as to other holders.

          (d) If a Redemption Notice shall have been given as hereinbefore provided, then each holder of Preferred Stock shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the Redemption Date. From and after the Redemption Date, Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder.

          (e) The deposit of monies in trust with the Redemption Agent shall be irrevocable except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of the shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Preferred Stock entitled thereto at the expiration of two years from the Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.

     5. Conversion Rights. The Preferred Stock shall be convertible as follows:

          (a) Conversion. Subject to and upon compliance with the provisions of this paragraph 5, the holder of any share of Preferred Stock shall have the right at such holder's option, to convert such share of Preferred Stock (i) prior to the receipt of the Stockholder Approval, into fully paid and nonassessable Units and (ii) thereafter, into fully paid and nonassessable shares of Common Stock, in each case, at the Conversion Price in effect on the Conversion Date. If the Preferred Stock has been called for redemption, such right of conversion shall terminate at the close of business on the business day prior to the Redemption Date.

          (b) Conversion Price. Each share of Preferred Stock shall be converted into a number of shares of Common Stock or Units, as applicable, determined by dividing the Liquidation Preference on the Conversion Date, together with dividends accrued thereon with respect to the period from the most recent Dividend Payment Date through and including the Conversion Date, by the Conversion Price in effect on the Conversion Date.

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          (c) Mechanics of Conversion. The holder of any shares of Preferred
Stock may exercise the conversion right specified in subparagraph 5(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Such written notice may state that Conversion is conditional upon the occurrence or non-occurrence of one or more events. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is received by the Corporation and such date is referred to herein as the "Conversion Date." Subject to the provisions of subparagraph 5(e)(vii), as promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock or a number of full Units, as applicable, to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock or Units, as provided in subparagraph 5(d).

          Subject to the provisions of subparagraph 5(e)(vii), the person in whose name the certificate or certificates for Common Stock or Junior Preferred Stock, as applicable, are to be issued shall be deemed to have become a holder of record of such Common Stock or Junior Preferred Stock, as applicable, immediately prior to the close of business on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

          (d) Fractional Shares. No fractional shares of Common Stock or Units, as the case may be, shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock or Units, as the case may be, issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock or Units, as the case may be, that would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of a share multiplied by the then Current Market Price. In lieu of paying cash on account of any fractional interests, the Corporation may, at its options, cause an agent to aggregate all fractional share interests and sell such aggregated number of shares on the open market in regular way brokerage transactions and cause the aggregate net proceeds (with all costs of sale and brokerage commissions deducted from the gross proceeds) to be paid pro rata to each Person who otherwise would be entitled to receive cash in lieu of a fractional share interest.

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

          (e) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

              (i) Common Stock Issued at Less Than the Current Market Price. If the Corporation shall issue any Common Stock, other than Excluded Stock, without consideration or for a consideration per share less than the Current Market Price immediately prior to such issuance (other than pursuant to a bona fide underwritten offering (including so-called Rule 144A offerings) or in connection with a bona fide acquisition of a business or a line of business or division to be used in the operation of the business of the Corporation and its Subsidiaries (whether pursuant to a merger, asset acquisition or otherwise)), the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction (A) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance and (2) the number of shares of Common Stock that the aggregate consideration, if any, received by the Corporation upon such issuance, would purchase at such Current Market Price and (B) the denominator of which is the total number of shares of Common Stock outstanding immediately after such issuance.

              For the purposes of any adjustment of the Conversion Price pursuant to this clause (e), the following provisions shall be applicable:

                    (A) Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (B) Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof, irrespective of any accounting treatment.

                    (C) Options and Convertible Securities. In the case of the issuance of (1) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (2) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                         (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the shares of Common Stock covered thereby;

                         (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses
     (A) and (B) above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                         (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                         (4) on the expiration or cancellation of any such options, warrants or rights that are unexercised, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                         (5) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

               (ii) Excluded Stock. All shares of Excluded Stock which the Corporation has reserved for issuance shall be deemed to be outstanding for all purposes of computations under subparagraph 5(e)(i).

               (iii) Stock Dividends Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that such holder would have owned or been entitled to receive had such Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above in this clause
(iii) shall occur (in each case assuming the Stockholder Approval had then been obtained).

               (iv) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution (an "Extraordinary Distribution") to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock or (B) of evidence of indebtedness of the Corporation or any Subsidiary or (C) of assets, including but not limited to, securities issued by Subsidiaries or others (excluding Normal Cash Dividends and dividends or distributions referred to in subparagraph 5(e)(iii) above), or (D) of options, warrants or other rights (excluding those referred to in subparagraph 5(e)(i) above), then in each such case either, at the option of the Corporation, (x) the Corporation shall declare and distribute to each holder of shares of Preferred Stock a dividend or distribution in the same form and kind, and at the same time, as the Extraordinary Distribution and in an amount so that such holder shall receive the same dividend or distribution as if such shares of Preferred Stock had been converted to Common Stock immediately prior to the record date for the Extraordinary Distribution, or (y) the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

               (v) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation or entity, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (immediately prior to the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock.

               (vi) Rounding of Calculations. All calculations under this subparagraph (e) shall be made to the nearest cent or to the nearest one ten thousandth of a share, as the case may be.

               (vii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph
(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock or Junior Preferred Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock or Junior Preferred Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph 5(d);

provided that the Corporation, upon request, shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

               (viii) Incorporation of More Favorable Adjustments. If the Corporation issues any securities in a transaction (or series of related transactions) with an aggregate fair market value as determined in good faith by the Board of Directors in excess of $50 million containing provisions that, in the aggregate, protect the holder or holders thereof against dilution upon the occurrence of certain events in a manner more favorable to such holder or holders than those set forth in this paragraph 5 (other than a provision specifying an initial exercise, conversion or analogous price that is less than the Conversion Price as then in effect), such provisions shall be deemed to be incorporated herein with respect to such events as if fully set forth in this Certificate of Designation and, to the extent the provisions of this paragraph 5 would in the aggregate be less favorable to the holders of the Preferred Stock, such provisions shall be substituted therefor.

          (f) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted, the Corporation shall forthwith file, at the office of any transfer agent for the Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 5(g).

          (g) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iii), (iv) or (v) of subparagraph 5(e), the Corporation shall give notice to each holder of shares of Preferred Stock, in the manner set forth in subparagraph 5(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

          (h) Treasury Stock. For the purposes of this paragraph 5, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

          (i) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock or Junior Preferred Stock, as applicable, upon conversion of any shares of Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

          (j) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock and Junior Preferred Stock to provide for the conversion of all outstanding shares of Preferred Stock.

          (k) Approvals. If any shares of Common Stock and Junior Preferred Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock and Junior Preferred Stock into which the shares of Preferred Stock are then convertible is then listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock and Junior Preferred Stock issuable upon conversion.

          (l) Valid Issuance. All shares of Common Stock and Junior Preferred Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock or Junior Preferred Stock).

     6.   VOTING RIGHTS

          (a) In addition to the voting rights provided by applicable law, the holders of shares of Preferred Stock shall have the right to vote, together with the Common Stock and the Junior Preferred Stock, as a single class, on all matters on which the holders of shares of Common Stock are entitled to vote.
For purposes of such voting, each share of Preferred Stock shall have the number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Preferred Stock (without regard to whether the Stockholder Approval has then been obtained) pursuant to paragraph 5.

          (b) The holders of shares of Preferred Stock and Junior Preferred Stock, together, voting separately as a class, shall have the right to elect the number of directors of the Corporation entitled to be elected pursuant to the Shareholders Agreement, by and among the Corporation and the investors named therein, as such agreement may be amended from time to time.

          (c) Without the consent of the holders of at least a majority of the shares of Preferred Stock then outstanding, given in writing or by vote at a meeting of stockholders called for such purpose, the Corporation will not:

               (i) create or issue any Parity Stock or Senior Stock, increase the authorized amount of any such class, or reclassify any class or series of any Junior Stock into Parity Stock or Senior Stock; or

               (ii) amend, alter or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws (by merger or otherwise), if such action would alter or change the powers, preferences or special rights of the shares of the Preferred Stock so as to effect them adversely, or increase or decrease below the number then outstanding the number of shares of Preferred Stock authorized hereby.

     7. CAPITAL. On any redemption of Preferred Stock, the Corporation's capital shall be reduced by an amount equal to the Liquidation Preference multiplied by the number of shares of Preferred Stock redeemed on such date. The provisions of this paragraph 7 shall apply to all certificates representing Preferred Stock whether or not all such certificates have been surrendered to the Corporation.

     8.   PURCHASE UPON A CHANGE OF CONTROL.

          (a) Upon the occurrence of a Change of Control, the Corporation shall notify the transfer agent for the Preferred Stock in writing thereof, if any, and shall make a Change of Control Offer on the terms set forth in this paragraph 8. The Change of Control Offer shall be made in compliance with all applicable laws, including, without limitation (if applicable), Regulation 14E and 14D under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph 8, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this paragraph 8 by virtue thereof.

          (b) Within thirty days following any Change of Control, the Corporation shall commence the Change of Control Offer by mailing to the transfer agent for the Preferred Stock, if any, and each holder of shares of Preferred Stock a notice, which shall govern the terms of the Change of Control Offer, and shall state:

               (i) that the Change of Control Offer is being made pursuant to this paragraph 8 and that all shares of Preferred Stock tendered will be accepted for payment;

               (ii) the Change of Control Price and the Change of Control Payment Date;

               (iii) that any shares of Preferred Stock not tendered for payment pursuant to the Change of Control Offer shall continue to accrue dividends and be convertible in accordance with the terms hereof;

               (iv) that, unless the Corporation defaults in the payment of the Change of Control Payment, all shares of Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends on the Change of Control Payment Date;

               (v) that any holder electing to have certificates representing shares of Preferred Stock purchased pursuant to a Change of Control Offer shall be required to surrender such certificates representing shares of Preferred Stock to the Corporation or its designated agent at the address specified in the notice prior to the close of business on the Change of Control Payment Date;

               (vi) that any holder of a share of Preferred Stock shall be entitled to withdraw such election if the Corporation or its designated agent receives, not later than the close of business on the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of such shares of Preferred Stock, the number of shares of Preferred Stock such holder delivered for purchase, and a statement that such holder is withdrawing its election to have such shares of Preferred Stock purchased;

               (vii) that a holder whose shares of Preferred Stock are being purchased only in part shall be issued new shares of Preferred Stocks for the unpurchased shares of Preferred Stock represented by any certificate surrendered;

               (viii) the instructions that holders must follow in order to tender their shares of Preferred Stock; and

               (ix) the circumstances and relevant facts regarding such Change of Control.

          (c) On the Change of Control Payment Date, the Corporation shall, to the extent of funds legally available therefor and otherwise lawful, (i) accept for payment the shares of Preferred Stock tendered and not withdrawn pursuant to the Change of Control Offer, and (ii) deposit with a paying agent an amount equal to the Change of Control Payment in respect of all shares of Preferred Stock so tendered and not withdrawn. Such paying agent shall promptly mail to each holder of shares of Preferred Stock so accepted payment in an amount equal to the purchase price for such shares, and the unpurchased shares of Preferred Stock surrendered, if any.

          (d) The Corporation shall make a public announcement of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          (e) The Corporation shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this paragraph 8 and purchases all shares of Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

     9. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's certificate of incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.

     10. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     11. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     12. STATUS OF REACQUIRED SHARES. Shares of Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may, subject to subparagraph 6(c)(i), be redesignated and reissued.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Designation and affirm the foregoing as true this 30th day of July, 1999.

                              ALLIED WASTE INDUSTRIES, INC.



                              By:    /s/ Thomas H. Van Weelden
                                 -----------------------------------------
                              Name:  Thomas H. Van Weelden
                              Title: Chairman of the Board of Directors,
                                     President and Chief Executive Officer

ATTEST:


By:  /s/ Steve M. Helm
   ----------------------------------
     Steve M. Helm
     Vice President-Legal and Secretary